Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	(713) 830-9600	713-830-9600
Fax: 713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA ANNOUNCES ACQUISITION

- Acquires ColonialWebb Contractors Company in Virginia -

- Discusses Second Quarter Earnings -

Houston, TX — July 28, 2010 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that it has acquired ColonialWebb Contractors Company (“ColonialWebb”) headquartered in Richmond, Virginia.

ColonialWebb is a large and  important regional contractor with its principal operations in Richmond and Norfolk, Virginia.  ColonialWebb engages in a broad range of mechanical contracting projects, HVAC service and industrial refrigeration, primarily in Virginia, North Carolina and South Carolina.  Initially ColonialWebb is expected to contribute annualized revenues of approximately $180 million to $190 million at profitability levels that are expected to be roughly equivalent to those generally earned by Comfort Systems USA operations.  Because of the amortization of intangibles and other costs associated with the transaction, the acquisition is not expected to be materially accretive to earnings per share during the first 12 to 18 months after the acquisition.

Bill Murdy, Comfort Systems USA’s Chief Executive Officer, commented, “We are extremely pleased that ColonialWebb is joining Comfort Systems USA.  ColonialWebb has a long history of excellence throughout the mid-Atlantic region and will immediately become our largest subsidiary.  With excellent capabilities, systems, resources and leadership at every level, ColonialWebb will continue to be a significant factor in the mechanical contracting and service industries overall, and we expect that, over time, interaction between our existing companies and ColonialWebb will strengthen and improve all of Comfort Systems USA.”

The Company reiterated that its second quarter earnings release remains scheduled for close of business on August 2, 2010, with the analyst call the following day, August 3, 2010, at 10:00 a.m. Central Time.  Details of the call are included below.

Mr. Murdy continued, “Earnings from our core operations were well within the expected ranges during the second quarter of 2010.  As we reviewed our results, the Company decided that due to a period of weak results at one of our operations, it was appropriate to formally test the goodwill balances associated with that operation.  As a result of that review, the Company expects that it will incur a noncash impairment of goodwill of approximately $5.7 million in the second quarter, so earnings per share calculated after giving effect to that impairment will be reduced by $0.09.  As a result of this noncash impairment, reported earnings per share for the quarter will most likely be in the very low single digit range.”  Mr. Murdy concluded, “As we have discussed in the past, the cyclical nature of our industry results in the likelihood that from time to time we will incur individual goodwill impairments.  Despite the noncash impairment of these intangible assets, our operations and outlook remain solid, and we look forward to discussing our ColonialWebb acquisition and our results during our analyst call next week.”

As previously announced, the Company will host a conference call to discuss its financial results and position in more depth on Tuesday, August 3, 2010 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-888-713-4218 and enter 15208700 as the passcode.  Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PY4VJDERQ.  Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.  The call can also be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available until 6:00 p.m. Central Time, Tuesday, August 10, 2010 by calling 1-888-286-8010 with the conference passcode of 79634038, and will also be available on our website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 84 locations in 74 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of future events of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors that could cause actual results to differ include, among others, the use of incorrect estimates for bidding a fixed-price contract, undertaking contractual commitments that exceed our labor resources, failing to perform contractual obligations efficiently enough to maintain profitability, national or regional weakness in construction activity and economic conditions, financial difficulties affecting projects, vendors, customers, or subcontractors, our backlog failing to translate into actual revenue or profits, difficulty in obtaining or increased costs associated with bonding and insurance, impairment to goodwill, errors in our percentage-of-completion method of accounting, the result of competition in our markets, our decentralized management structure, shortages of labor and specialty building materials, retention of key management, seasonal fluctuations in the demand for HVAC systems, the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance, adverse litigation results and other risks detailed in our reports filed with the Securities and Exchange Commission.  A further list and description of these risks, uncertainties and other factors are discussed under “Item 1A. Company Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  These forward-looking statements speak only as of the date of this filing.  Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, developments, conditions or circumstances on which any such statement is based.